Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Lightstone Value Plus Real Estate Investment Trust II, Inc.

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement of Lightstone Value Plus Real Estate Investment Trust II, Inc. on Form S-11 to be filed on or about February 13, 2012 of our report dated March 31, 2011,  on our audit of the consolidated financial statements as of December 31, 2010 and for the year then ended, which report was included in the Annual Report on Form 10-K filed March 31, 2011. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement on Form S-11.

/s/ EisnerAmper LLP

Edison, New Jersey
February 13, 2012